Certain confidential information contained in this document, marked by [***], has been omitted because it (i) is not material and would be competitively harmful if publicly disclosed, or (ii) contains personally identifiable information, omitted pursuant to Item 601(a)(6) under Regulation S-K.

Exhibit 10.21

CONSULTING SERVICES AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is dated January 29, 2021 (“Execution Date”) and is effective from October 01, 2020 (the “Effective Date”) by and between by and between Volition Germany, GmbH, a company with its registered address at Friedemann Bach Strasse 95, 82166, Gräfelfing, Germany (the “Company”) and 3F Management SPRL, a company located at [***] (the “Consultant”).

(referred to herein individually as a “Party” or collectively as the “Parties”)

1.  Consulting Services.

(a)  This Agreement supersedes and replaces in its entirety the existing consultancy agreement between the Consultant and Belgian Volition SPRL dated June 14, 2018, as amended, which is hereby terminated upon mutual agreement and is of no further force and effect (other than the provisions expressly surviving termination).

(b) Subject to and upon the terms and conditions set forth in this Agreement, the Company hereby retains the Consultant, and the Consultant hereby agrees to provide to the Company (or any Group Company pursuant to services agreements entered into by and between the Company and its affiliates) the consulting services attached to this Agreement as Exhibit A (as may be amended from time to time upon mutual agreement of the Parties, the “Services”).  The Services shall be performed in a timely, competent, professional and workmanlike manner by the Consultant and its employees.  Consultant may not use a subcontractor or other third party to perform its duties under this Agreement.  The Consultant shall make available to the Company, Dr. Gaetan Michel (the “Individual”), one of its employees, to provide the Services under this Agreement. In rendering the Services pursuant to this Agreement, the Consultant shall act solely as an independent contractor and this Agreement shall not be construed to create any employee/employer, agent or representative relationship between the Consultant and the Company or any Group Company. The Consultant and the Individual each acknowledge and agree that all work performed by the Individual, or other employees of the Consultant, shall be performed as employees of the Consultant, on behalf of the Consultant and not as additional independent contractors.  For purposes of this Agreement, “Group Company” shall mean affiliated entities of the Company including its parent (VolitionRx Limited), subsidiaries, subsidiaries of parent and other related entities.

(c)  With respect to the conduct of and progress of the Services, the Consultant and the Individual will report to and liaise with the Board of Directors of the Company or any Group Company for which it is providing Services (as applicable, the “Board of Directors”) on any matter related to the Services. Consultant shall have the right to control and direct the means, manner and method by which the Services are performed.

(d)  The Consultant shall provide the Services hereunder from its offices or the offices of the Company, from such other location that permits the performance of the Services, or as mutually agreed upon by the Consultant and the Company. The Company shall reimburse the Consultant for expenses incurred in connection with the provision of the Services in accordance with Section 3.

(e)The Consultant will perform the Services in accordance with all policies and procedures provided by the Company, including any third-party policies and procedures that the Company is required to comply with.

2.  Compensation.

(a)  Consultancy Fees. The Company shall, so long as the Consultant is providing Services to the Company under this Agreement, pay the Consultant the consulting fee as detailed in Exhibit A. The Company will not withhold any tax or social security payments due from the Consultant to any governmental taxing authority.  The Consultant will be responsible for the payment of any social security, income tax or similar payments required by law to be made in relation to this Agreement. The Consultant will indemnify and hold the Company harmless to the extent of any obligation imposed on the Company (a) to pay in withholding taxes or similar items or (b) resulting from a determination that the Consultant is not an independent contractor.  Neither the Consultant nor the Individual shall have any claim against the Company for health or disability benefits, retirement benefits, social security, worker's compensation, unemployment insurance benefits, or employee benefits of any kind.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED, OR (II) CONTAINS PERSONALLY IDENTIFIABLE INFORMATION, OMITTED PURSUANT TO ITEM 601(A)(6) UNDER REGULATION S-K.

(b) VNRX Equity Compensation. The Individual shall be entitled to participate in the VolitionRx Limited (“VNRX”) stock incentive plan. The criteria for determining the amount of any allocations to the Individual under the stock incentive plan for any year during the Term of this Agreement shall be determined by the Board of Directors of VolitionRx Limited or a designated committee in its absolute discretion and upon the terms and conditions set forth in the award agreement and the governing plan.

3.  Expenses.

(a)  The Company shall reimburse the Consultant for any actual expenses incurred by the Consultant while rendering Services under this Agreement so long as such expenses are reasonable and necessary, and appropriately documented.

(b)  In claiming expenses the Consultant shall comply with the generally applicable policies, practices and procedures of the Company and/or the Group Company for submission of expense reports, receipts or similar documentation of such expenses (as amended from time to time), a copy of which will be provided.

4.  Term; Termination.

(a)  This Agreement shall take effect as of the Effective Date and shall continue thereafter in full force until terminated in accordance with the provisions of Section 4(b). The period commencing on the Effective Date and ending on the effective date of termination shall be referred to as the “Term”.

(b)  This Agreement and the Services may be terminated at any time by either Party for any reason or no reason upon at least three (3) months prior written notice of termination to the other Party.

(c)  Notwithstanding the provisions of Section 4(a), the Company may terminate this Agreement with immediate effect without notice and without any liability to make any further payment to the Consultant (other than in respect of amounts accrued prior to the termination date) if at any time:

(i)the Individual is not available to perform the Services for any single continuous period extending beyond 90 days;

(ii)the Consultant or Individual commits any gross misconduct affecting the business of the Company or its affiliates;

(iii)the Consultant or Individual commits any serious or repeated breach or non-observance of any material provisions of this Agreement;

(iv)the Individual is convicted of any serious criminal offence involving a custodial penalty;

(v)the Consultant makes a resolution for its winding up, makes an arrangement or composition with its creditors or makes an application to a court of competent jurisdiction for protection from its creditors or an administration or winding-up order is made or an administrator or receiver is appointed in relation to the Consultant;

(iv)the Consultant or the Individual commits any fraud or any acts that are materially adverse to the interests of the Company or its affiliates.

(d)  The rights of the Company under Section 4(c) are without prejudice to any other rights that it might have at law to terminate the Agreement or to accept any breach of this Agreement on the part of the Consultant as having brought the Agreement to an end. Any delay by the Company in exercising its rights to terminate shall not constitute a waiver thereof.

(e)  The provisions of Sections 5, 6, 7, 8 and 9 shall survive the expiration or termination of this Agreement, in accordance with their provisions.

5.  Confidential Information.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED, OR (II) CONTAINS PERSONALLY IDENTIFIABLE INFORMATION, OMITTED PURSUANT TO ITEM 601(A)(6) UNDER REGULATION S-K.

(a)  Any non-public information acquired by the Consultant from the Company or any Group Company, directly or indirectly, in writing, orally, or by inspection or observation of tangible items, including, without limitation, the actual or anticipated business, research or development of the Company or any Group Company, any proprietary information, trade secrets and know-how of the Company or any Group Company, and the terms of this Agreement, and any information, data and materials developed in the course of performing the Services contemplated by this Agreement (collectively, “Confidential Information”), will be the sole property of the Company and/or the Group Company, as applicable, and will be maintained in confidence and not used by the Consultant or the Individual except as necessary to perform the Services contemplated by this Agreement.  Confidential Information includes, but is not limited to, intellectual property, research, product plans, business operations, processes, products, services, customer lists, development plans, inventions, formulas, technology, designs, drawings, marketing, finances, and other business information.  Neither the Consultant nor the Individual will disclose any Confidential Information to any third party, without first obtaining the prior written consent of the Company or the Group Company, as applicable.  Each of the Consultant and the Individual will take reasonable precautions to prevent any unauthorized disclosure of Confidential Information.

(b)  The provisions of Section 5(a) will not apply to any portion of the Confidential Information that: (i) is or becomes publicly available through no fault of the Consultant; (ii) is lawfully obtained by the Consultant from any third parties who are not under any obligation of confidentiality to the Company or any Group Company with respect to such information and who otherwise have a right to make such disclosure; or (iii) is previously known to the Consultant, without confidentiality obligations, prior to disclosure by the Company or any Group Company as evidenced by the Consultant’s written files and records.  In addition, the Consultant may disclose Confidential Information pursuant to a request or order of any court or governmental agency, provided that the Consultant promptly notifies the Company or the Group Company, as applicable, of any such request or order and provides reasonable cooperation (at the Company’s or Group Company’s expense) in the efforts, if any, of the Company to contest or limit the scope of such request or order.

(c)  Neither the Consultant nor the Individual shall improperly use or disclose to or for the Company’s or any Group Company’s benefit any confidential information or trade secrets of (i) any former, current or future employer, (ii) any person to whom the Consultant or the Individual has previously provided, currently provides or may in the future provide Services or (iii) any other person to whom the Consultant or the Individual owes an obligation of confidentiality.

(d)  The Consultant and the Individual will promptly deliver to the Company or the Group Company, as applicable, upon the termination of this Agreement or upon the request of the Company or such Group Company, all documents and other tangible media (including all originals, copies, digests, abstracts, summaries, analyses, notes, notebooks, drawings, manuals, memoranda, records, reports, plans, specifications, devices, formulas, storage media, including software, and computer printouts) in the Consultant’s and the Individual’s actual or constructive possession or control that contain, reflect, disclose or relate to any Confidential Information, Inventions (as defined below) or intellectual property rights relating to Inventions. The restrictions upon disclosure and use of Confidential Information shall continue for a period of five (5) years from the expiration or termination of this Agreement.

6.  Work Product.

(a)  Each of the Consultant and the Individual hereby fully assigns and agrees to assign and transfer to the Company or the Group Company, as applicable, all rights, title and interest, in and to any ideas, inventions, improvements, technologies, designs, works of authorship, developments, discoveries, trade secrets or suggestions that (i) are made, conceived, invented, discovered, originated, authored, created, learned or reduced to practice by the Consultant or the Individual, either alone or together with others, in the course of rendering the Services to the Company or any Group Company, as applicable, under this Agreement (regardless of whether or not such Inventions were made, conceived, invented, discovered, originated, authored, created, learned or reduced to practice by the Consultant or the Individual at the Company’s or the Group Company’s facilities or during regular business hours or utilizing resources of the Company or the Group Company) or (ii) arise out of or are based upon any Confidential Information (collectively, “Inventions”), including, without limitation, all physical embodiments thereof provided by the Consultant or the Individual as well as all other rights therein throughout the world.  The obligations of the Consultant and the Individual under this Section 6 are in addition to any other obligations or duties of the Consultant and the Individual, whether express or implied or imposed by applicable law, to assign to the Company or the Group Company, as applicable, the Inventions.  Inventions that constitute trademark or copyrightable subject matter, including without limitation, terms, logos, branding or marketing collateral, packaging designs, promotional materials, business stationary or collateral, print or digital copy, artwork, and website design will be considered “works made for hire” as that term is defined in the United States Copyright Act.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED, OR (II) CONTAINS PERSONALLY IDENTIFIABLE INFORMATION, OMITTED PURSUANT TO ITEM 601(A)(6) UNDER REGULATION S-K.

(b)  Each of the Consultant and the Individual will give the Company or the Group Company, as applicable, prompt written notice of any Inventions and agrees to execute such instruments of transfer, assignment, conveyance or confirmation and such other documents as the Company, the Group Company, or its respective designees may request to evidence, confirm or perfect the assignment of all of the Consultant’s or the Individual’s (as applicable) right, title and interest in and to any Inventions in all countries. The Consultant’s and the Individual’s obligation to provide assistance will continue after the termination or expiration of this Agreement.  The Consultant and the Individual hereby waive and quitclaim to the Company and the Group Companies, as applicable, any and all claims of any nature whatsoever that the Consultant and the Individual may now or hereafter have for infringement of any rights assigned hereunder to the Company or any Group Company. Without the prior written consent of the Company or any Group Company, as applicable, neither the Consultant nor the Individual shall, at any time, file any patent or copyright application with respect to, or claiming, any Inventions.

(c)  At the request of the Company or a Group Company, as applicable, the Consultant and/or the Individual will assist the Company or such Group Company (including, without limitation, by executing factually accurate patent applications and assignments of patents or copyrights) to obtain and enforce in any country in the world intellectual property rights relating to Inventions.  If and to the extent that, at any time after the Term, the Company or a Group Company requests assistance from the Consultant and/or the Individual with respect to obtaining and enforcing in any country in the world any intellectual property rights relating to Inventions, the Company shall compensate the Consultant and/or the Individual at a reasonable rate for the time actually spent by the Consultant or the Individual on such assistance.

(d)  Neither the Company’s nor any Group Company’s title in Inventions and intellectual property rights relating to Inventions shall extend to any pre-existing products, materials, tools and methodologies that are proprietary to the Consultant or the Individual or to any third parties; or in any intellectual property rights embodied in such products, materials, tools and methodologies by implication, estoppel or otherwise except for the rights expressly granted under this Agreement.  Title to all such intellectual property shall remain vested in the Consultant, the Individual or any third party (as applicable).  If in the course of performing the Services, the Consultant or the Individual incorporates into any Inventions any other work of authorship, invention, improvement, the Consultant’s or the Individual’s pre-existing products, or proprietary information, or other materials owned by the Consultant or the Individual or in which the Consultant or the Individual has an interest, the Consultant or the Individual, as applicable, will grant and does now hereby grant to the Company or the Group Company, as applicable, a non-exclusive, royalty free, perpetual, irrevocable, worldwide license to reproduce, manufacture, modify, distribute, use, import, and otherwise exploit the material as part of or in connection with the Inventions.

(e)  If the Consultant’s or the Individual’s unavailability or any other factor prevents the Company or a Group Company from pursuing or applying for any application for any United States or foreign registrations or applications covering any related rights assigned to Company or a Group Company, then the Consultant or the Individual, as applicable, irrevocably designates and appoints the Company as the Consultant’s or the Individual’s agent and attorney in fact for such limited purpose.  Accordingly, the Company may act for and in the Consultant’s or the Individual’s behalf and stead to execute and file any applications in conformance with the terms hereof, and to do all other lawfully permitted acts to further the prosecution and issuance of the registrations and applications with the same legal force and effect as if executed by the Consultant or the Individual, as applicable.

7.  No Conflicting Obligation.  Each of the Consultant and the Individual represents and warrants to the Company that (i) it is free to enter into this Agreement, (ii) it has and will have all requisite ownership, rights, and licenses to fully perform its obligations under this Agreement and to grant to the Company and the Group Companies, as applicable, all rights with respect to any related Inventions and rights to be granted under this Agreement, free and clear of any and all agreements, liens, adverse claims, encumbrances, and interests of any person or entity, (iii) nothing contained in the Inventions or required in order for the Consultant or the Individual to create and deliver the Inventions under this Agreement does or will infringe, violate, or misappropriate any intellectual property rights of any third party, (iv) no characteristic of any Invention does or will cause manufacturing, using, maintaining, or selling the Invention to infringe, violate, or misappropriate the rights of any third party, and (v) its performance of all of the terms of this Agreement and of all of its duties as a consultant to the Company or any Group Company do not and will not breach:  (a) any agreement to keep in confidence information acquired by the Consultant or the Individual in confidence or in trust; (b) any agreement to assign to any third party inventions made by the Consultant or the Individual; or (c) any agreement not to compete against the business of any third party. Each of the Consultant and the Individual further represents that it has not made and will not make any agreements in conflict with this Agreement.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED, OR (II) CONTAINS PERSONALLY IDENTIFIABLE INFORMATION, OMITTED PURSUANT TO ITEM 601(A)(6) UNDER REGULATION S-K.

8.  Non-Compete.  It is accepted and acknowledged that the Consultant and the Individual may have employment, consultancy or business interests other than those of the Company and any Group Company and has declared any conflicts that are apparent at present.  In the event that the Consultant or the Individual becomes aware of any potential conflicts of interest, these will be disclosed to the Company as soon as apparent. Each of the Consultant and the Individual agrees that it shall not provide services (whether in the nature of employment services, consulting services or otherwise) to any direct commercial competitor of the Company or any Group Company without the prior written consent of the Company for a period of six (6) months from the expiration or termination of this Agreement.

9.  Miscellaneous.

(a)  This Agreement represents the entire agreement of the Parties with respect to the arrangements contemplated hereby.  No prior agreement, whether written or oral, shall be construed to change, amend, alter, repeal or invalidate this Agreement.  This Agreement may be amended only by a written instrument executed in one or more counterparts by the Parties.

(b)  No consent to or waiver of any breach or default in the performance of any obligations hereunder shall be deemed or construed to be a consent to or waiver of any other breach or default in the performance of any of the same or any other obligations hereunder.  Failure on the part of either Party to complain of any act or failure to act of the other Party or to declare the other Party in default, irrespective of the duration of such failure, shall not constitute a waiver of rights hereunder and no waiver hereunder shall be effective unless it is in writing, executed by the Party waiving the breach or default hereunder.  Exercise or enforcement by either Party of any right or remedy under this Agreement will not preclude the enforcement by the Party of any other right or remedy under this Agreement or that the Party is entitled by law to enforce.

(c)  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.  This Agreement may be assigned by the Company to any affiliate of the Company and to a successor of its business to which this Agreement relates (whether by purchase or otherwise).  Neither this Agreement nor any rights under this Agreement may be assigned or otherwise transferred by the Consultant, in whole or in part, whether voluntarily or by operation of law, without the prior written consent of the Company.  Any assignment in violation of the foregoing will be null and void.

(d)  Any notice, report, payment or document to be given by one Party to the other shall be in writing and shall be deemed given when delivered personally or on the next business day after transmission (in the case of email delivery of a “.pdf” format data file (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party).

(e)  This Agreement shall be governed by and construed in accordance with the laws of Belgium, without reference to the principles of conflict of laws. The Belgian courts have non-exclusive jurisdiction to settle any dispute and the parties submit to the non-exclusive jurisdiction of the Belgian courts; provided, however, that neither Party shall commence any such action or proceeding unless prior thereto the parties have in good faith attempted to resolve the claim, dispute or cause of action which is the subject of such action or proceeding through mediation by an independent third party.

(f)  Section headings of this Agreement are for reference only and shall not affect its interpretation. In the event that any term, condition or provision of this Agreement should be held invalid, unlawful or unenforceable by a court of competent jurisdiction, such court is hereby authorized to amend such provision so as to be enforceable to the fullest extent permitted by law, and all remaining provisions shall continue in full force without being impaired or invalidated in any way.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED, OR (II) CONTAINS PERSONALLY IDENTIFIABLE INFORMATION, OMITTED PURSUANT TO ITEM 601(A)(6) UNDER REGULATION S-K.

(g)  The parties agree that any breach or threatened breach of Sections 5, 6 or 8 of this Agreement by the Consultant or the Individual would cause irreparable harm to the Company; and that money damages will not provide an adequate remedy.  In the event of a breach or threatened breach of Sections 5, 6 or 8 of this Agreement by the Consultant or the Individual, the Company shall, in addition to any other rights and remedies it may have, be entitled to an injunction restraining the Consultant or the Individual from disclosing or using, in whole or in part, any Confidential Information or Inventions or intellectual property rights relating to Inventions, without the need to post bond.

(h)  This Agreement may be executed in counterparts, all of which together shall for all purposes constitute one agreement binding on each of the parties hereto notwithstanding that each such Party shall not have signed the same counterpart.

[Signature page follows]

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED, OR (II) CONTAINS PERSONALLY IDENTIFIABLE INFORMATION, OMITTED PURSUANT TO ITEM 601(A)(6) UNDER REGULATION S-K.

IN WITNESS WHEREOF, the Parties have signed this Agreement as of the Execution Date intending it to take effect as an instrument under seal.

VOLITION GERMANY GMBH3F MANAGEMENT SPRL

/s/ Adrian Schomburg                    /s/ Gaetan Michel

By:  Adrian SchomburgBy: Gaetan Michel

Position: Managing DirectorPosition: Managing Director

Notice AddressNotice Address

93-95 Gloucester Place,[***]

London, W1U 6JQ[***]

United Kingdom[***]

E-Mail:E Mail:

Acknowledged and agreed:

INDIVIDUAL

/s/ Gaetan Michel

Gaetan Michel

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED, OR (II) CONTAINS PERSONALLY IDENTIFIABLE INFORMATION, OMITTED PURSUANT TO ITEM 601(A)(6) UNDER REGULATION S-K.

Exhibit A

Scope of engagement: Consultant

Services to be performed:

During the Term the Consultant shall procure that the Individual shall be responsible for all areas that would be expected from the Chief Executive Officer of Volition Veterinary Diagnostics Development, LLC (“Volition Vet”), as reasonably and lawfully directed by the Board of Managers of Volition Vet.

Consulting Fee:

Fees: From the Effective Date the Monthly Fee shall be €6,000 EUR payable by the Company to the Consultant, based on the Individual spending such of his Normal Working Hours (as defined below) as are reasonably required in the performance of the Services.

Payment terms:The Monthly Fee shall be payable to the account nominated by the Consultant in accordance with the Company’s normal payment practices.

“Normal Working Hours” means a minimum of a forty hour week, Monday through Friday, excluding public holidays in the Belgium.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED, OR (II) CONTAINS PERSONALLY IDENTIFIABLE INFORMATION, OMITTED PURSUANT TO ITEM 601(A)(6) UNDER REGULATION S-K.

FIRST AMENDMENT TO CONSULTANCY SERVICES AGREEMENT

This FIRST AMENDMENT effective as of February 1 2021 (the “Amendment Date”) is made between:

(1)Volition Germany, GmbH, a company with its registered address at Friedemann Bach Strasse 95, 82166, Gräfelfing, Germany (the “Company”);

and

(2)3F Management SPRL, a company located at [***] (the “Consultant”)

(referred to herein individually as a “Party” or collectively as the “Parties”)

RECITALS

(A)WHEREAS, this FIRST AMENDMENT is supplemental to the Consultancy Services Agreement effective October 1, 2020 (the “Agreement”);

(B)WHEREAS, the Parties hereto desire by this FIRST AMENDMENT to amend the terms of the Agreement;

NOW, THEREFORE, for and in consideration of the covenants set forth herein, the Parties agree that the Agreement is hereby amended as follows:

1.The Services to be Performed under Exhibit A of the Agreement are hereby modified and shall now read as follows:

“During the Term the Consultant shall procure that the Individual shall be responsible for all areas that would be expected from:

•the Chief Operating Officer of VolitionRx Limited (“VNRX”), as reasonably and lawfully directed by the Chief Executive Officer of VNRX; and.

•the Chief Executive Officer of Volition Veterinary Diagnostics Development, LLC (“Volition Vet”), as reasonably and lawfully directed by the Board of Managers of Volition Vet.”

2.Except as expressly amended hereby, all terms of the Agreement shall remain unchanged and in full force and effect.

[Signature Page Follows]

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED, OR (II) CONTAINS PERSONALLY IDENTIFIABLE INFORMATION, OMITTED PURSUANT TO ITEM 601(A)(6) UNDER REGULATION S-K.

IN WITNESS WHEREOF, the Parties have signed this Agreement as of the Amendment Date intending it to take effect as an instrument under seal.

VOLITION GERMANY GMBH3F MANAGEMENT SPRL

/s/ Adrian Schomburg                    /s/ Gaetan Michel

By:  Adrian SchomburgBy:  Gaetan Michel

Position: Managing DirectorPosition: Managing Director

Acknowledged and agreed:

INDIVIDUAL

/s/ Gaetan Michel

Gaetan Michel

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED, OR (II) CONTAINS PERSONALLY IDENTIFIABLE INFORMATION, OMITTED PURSUANT TO ITEM 601(A)(6) UNDER REGULATION S-K.